Exhibit 4.23

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO CERTAIN PORTIONS OF THIS AGREEMENT. CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION.

Deed of Amendment and Waiver

Common Terms Deed

Date	28 June 2013

Parties

Sims Metal Management Limited

ABN 69 114 838 630 of Sir Joseph Banks Corporate Park, Suite 3, Level 2 32-34 Lord Street Botany New South Wales 2019, Australia (Sims)

and each other Transaction Party under the Common Terms Deed (defined below)

Bank of America, N.A. of 800 5th Avenue – FL 36, Seattle, WA 98104, United States of America

Commonwealth Bank of Australia ABN 48 123 123 124 of Level 21, Darling Park Tower 1, 201 Sussex Street, Sydney, New South Wales 2000, Australia

HSBC Bank Australia Limited ABN 48 006 434 162 of Level 31, 580 George Street Sydney New South Wales 2000, Australia

HSBC Bank plc of City Corporate Banking Centre, 60 Queen Victoria Street, London, EC4N 4TR, United Kingdom

HSBC Bank USA, National Association of 452 Fifth Avenue, New York, New York 10018, United States of America

The Hongkong and Shanghai Banking Corporation Limited ABN 65 117 925 970 of Level 10, 1 Queens Road, Central Hong Kong

Westpac Banking Corporation ABN 33 007 457 141 of Level 3, 275 Kent Street Sydney New South Wales 2000, Australia

(each of the foregoing banks and financial institutions is a Lender and together the Lenders)

Recitals

A	The parties have entered into the Common Terms Deed dated 23 June 2011, as amended (Common Terms Deed), between, amongst others, Sims, each party listed in Part 1 of Schedule 1 of that deed as Original Borrowers, each party listed in Part 2 of Schedule 1 of that deed as Original Guarantors and the Lenders.

B	The parties have agreed to:

(a)	Sims making the EBITDA adjustments as set out in this Deed; and

[*] Confidential Treatment Requested

(b)	amend clause 4.17 (Financial undertakings) of the Common Terms Deed as set out in this Deed.

C	The Lenders agree to give a waiver in respect of clause 4.18(a)(1)(B) (Guarantors) of the Common Terms Deed on the terms set out in this Deed.

Operative provisions

1.	Definitions and Interpretation

1.1	Capitalised terms in this Deed have the meaning given in the Common Terms Deed unless otherwise defined in this Deed.

1.2	Clause 1.3 (Interpretation) of the Common Terms Deed applies to this Deed as if set out in full in this Deed and all references to this deed were references to this Deed.

2.	EBITDA adjustment items

2.1	The definition of EBITDA in clause 1.2 (Definitions) of the Common Terms Deed requires that for the purposes of calculating EBITDA, the calculation will be adjusted to exclude, among other things:

(a)	any significant non-cash items or items disclosed as required by AASB 101.97 and AASB 101.98 due to their size or nature (or by the corresponding provisions of future revisions of this accounting standard) that are of a non-recurring nature, including losses or gains on the revaluation of assets;

(b)	significant unrealised losses that are of a non-recurring nature; and

(c)	any other significant non-cash items or items, including but not limited to write downs of inventory to net realisable value, that are of a non-recurring nature.

2.2	In respect of the definition of EBITDA, Sims notifies each Lender of the following items that Sims considers would fall within the adjustments to EBITDA referred to in clause 2.1(a) above for the financial year ending on 30 June 2013:

[*]

2.3	The net effect of the adjustment items referred to in clause 2.2 above would be to increase EBITDA (as it will be disclosed in the Sims Group’s audited consolidated annual Financial Reports for the Calculation Period ending on 30 June 2013) by approximately [*]. The Lenders agree to Sims increasing EBITDA by approximately such amount.

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2.4	In respect of the definition of EBITDA, Sims notifies each Lender of the following item that, if it arises, Sims considers would fall within the adjustment to EBITDA referred to in clause 2.1(b) above for the financial year ending on 30 June 2013:

[*]

2.5	[*] The Lenders agree to Sims increasing EBITDA (as it will be disclosed in the Sims Group’s audited consolidated annual Financial Reports for the Calculation Period ending on 30 June 2013) by the amount of [*].

2.6	The net effect of the adjustment items referred to in clause 2.4(b) would be to increase EBITDA (as it will be disclosed in the Sims Group’s audited consolidated annual Financial Reports for the Calculation Period ending on 30 June 2013) by approximately [*]. The Lenders agree to Sims increasing EBITDA by approximately such amount.

2.7	In respect of the definition of EBITDA, Sims notifies each Lender of the following items [*] that Sims considers would fall within the adjustments to EBITDA referred to in clause 2.1(a) above for the financial year ending on 30 June 2013:

[*]

2.8	In respect of the definition of EBITDA, Sims notifies each Lender of the following item [*] that Sims considers would fall within the adjustments to EBITDA referred to in clause 2.1(c) above for the financial year ending on 30 June 2013:

[*]

2.9	The net effect of the adjustment items referred to in clauses 2.7 and 2.8 above would be to increase EBITDA (as it will be disclosed in the Sims Group’s audited consolidated annual Financial Reports for the Calculation Period ending on 30 June 2013) by approximately [*]. The Lenders agree to Sims increasing EBITDA by approximately such amount.

[*] Confidential Treatment Requested

2.10	The definition of EBITDA contemplates that the foregoing adjustments to EBITDA will be agreed by the Lenders and Sims in writing prior to the end of the applicable Calculation Period.

2.11	In addition to the foregoing, as a result of Sims’ ongoing audit process, the auditor of the Sims Group may require further negative adjustments to EBITDA for the financial year ending on 30 June 2013 (Negative Adjustments). At this stage it is not possible for Sims to ascertain or quantify the Negative Adjustments. However, to the extent that the auditor of the Sims Group requires the Negative Adjustments to be reflected in EBITDA for that period and the Negative Adjustments would fall within the adjustments contemplated by the definition of EBITDA in clause 1.2 of the Common Terms Deed, the Lenders agree to Sims increasing EBITDA in the amount of the Negative Adjustments, provided that such amount will not exceed [*], for the purpose of compliance with the Common Terms Deed.

3.	[*]

3.1	[*]

4.	Guarantor EBITDA covenant waiver

4.1	Clause 4.18(a)(1)(B) of the Common Terms Deed requires that, unless a Lender otherwise agrees in writing with Sims that this clause does not apply to such Lender, each Transaction Party must ensure that the Guarantors (excluding any German Guarantors) will generate at least 80% of the EBITDA for each Calculation Period ending on a Calculation Date.

4.2	In connection with clause 4.18(a)(1)(B) of the Common Terms Deed, for the Calculation Period ending on 30 June 2013 Sims and the Lenders agree that, to the extent that the Guarantors (excluding any German Guarantors) generate less than 80% of the EBITDA for that Calculation Period but in any event 75% or more of the EBITDA for that Calculation Period, the Transaction Parties will not be in breach of clause 4.18(a)(1)(B) of the Common Terms Deed and no Default will arise under the Transaction Documents as a consequence.

5.	Tangible Net Worth covenant amendment

5.1	The parties to this Deed agree that the Common Terms Deed is amended, with effect from the date of this Deed, as follows:

(a)	paragraph (3) of clause 4.17(a) of the Common Terms Deed is deleted and replaced with the following:

“(3)	other than the Calculation Dates falling on 30 June 2013, 31 December 2013 and 30 June 2014, Tangible Net Worth must not be less than A$1,500,000,000.”; and

(b)	a new paragraph (c) is inserted into clause 4.17 of the Common Terms Deed immediately after paragraph (b) of that clause as follows:

“(c)	Each Transaction Party must ensure that on the Calculation Dates falling on 30 June 2013, 31 December 2013 and 30 June 2014, Tangible Net Worth must not be less than A$1,300,000,000.”.

6.	References to Common Terms Deed

6.1	Every reference in the Transaction Documents to the Common Terms Deed is to be construed as a reference to the Common Terms Deed as amended by this Deed. Any reference to this deed, in this deed, of this deed, this agreement or words to the same effect in the Common Terms Deed will be construed as a reference to the Common Terms Deed as amended by this Deed.

[*] Confidential Treatment Requested

7.	Confirmation

7.1	Subject to the provisions of this Deed, the Common Terms Deed is confirmed and remains in full force and effect. For the purposes of the amendment set out in clause 5 above, this Deed and the Common Terms Deed will be read and construed as one document.

8.	General

8.1	Each party to this Deed acknowledges and agrees that it has entered into this Deed for valuable consideration received from the other parties to this Deed, receipt of which is hereby acknowledged.

8.2	This Deed is a Transaction Document in respect of each Lender for the purposes of the Common Terms Deed and is governed by, and is to be construed in accordance with, the laws of New South Wales. Each Transaction Party irrevocably submits to the non-exclusive jurisdiction of the courts of New South Wales.

8.3	This Deed may be executed and delivered in counterparts (including by facsimile, telecopy or other electronic imaging means of transmission), each of which will be deemed an original. All counterparts, taken together, constitute one instrument.

8.4	All references in this Deed to EBITDA adjustment items denominated in Australian dollars are subject to change in the Sims Group Financial Reports for the financial year ending 30 June 2013 due to estimated amounts being determined as actual amounts recorded and as a result of prevailing foreign currency exchange rates adopted by Sims.

8.5	Each of the attorneys executing this Deed states that the attorney has no notice of the revocation of the power of attorney appointing that attorney.

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Executed as a deed.

Sims

Executed by

Sims Metal Management Limited

for itself and as attorney for each

other Transaction Party pursuant

to clause 15.2 of the

Common Terms Deed

in accordance with section 127(1) of the

Corporations Act 2001 (Cth)

by a director and secretary/director:

sign here ▶	/s/ Frank Moratti
Company Secretary/~~Director~~

print name	Frank Moratti

sign here ▶	/s/ Geoff Brunsdon
Director

print name	Geoff Brunsdon

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Lender

Executed by Bank of America, N.A. by its duly Authorised Officer in the presence of:

sign here ▶	/s/ Heidi Green
Authorised Officer

print name	Heidi Green

print title	Vice President

in the presence of

sign here ▶	/s/ Deborah J. Amcio
Witness

print name	Deborah J. Amcio

[*] Confidential Treatment Requested

Lender

Signed sealed and delivered for Commonwealth Bank of Australia by its attorney

sign here ▶	/s/ Natalie Dundovic
Attorney

print name	Natalie Dundovic

in the presence of

sign here ▶	/s/Annette Tomoski
Witness

print name	Annette Tomoski

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Lender

Signed sealed and delivered for HSBC Bank Australia Limited by its attorney

sign here ▶	/s/ Robert Agati
Attorney

print name	Robert Agati

in the presence of

sign here ▶	/s/Elin Schwarzenecker
Witness

print name	Elin Schwarzenecker

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Lender

Signed sealed and delivered for HSBC Bank plc by its attorney

sign here ▶	/s/ Michael John Lacey
Attorney

print name	Michael John Lacey

in the presence of

sign here ▶	/s/Adam Spicer
Witness

print name	Adam Spicer

[*] Confidential Treatment Requested

Lender

Signed sealed and delivered for HSBC Bank USA, National Association by its authorised signatory

sign here ▶	/s/ Randolph Cates
Authorised signatory

print name	Randolph Cates

in the presence of

sign here ▶	/s/ Alexander Gutman
Witness

print name	Alexander Gutman

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Lender

Signed sealed and delivered for The Hongkong and Shanghai Banking Corporation Limited by its attorney

sign here ▶	/s/ Candy Wong Wai Har
Attorney

print name	Candy Wong Wai Har

in the presence of

sign here ▶	/s/Ho Tan Ting Yuk Cindy
Witness

print name	Ho Tan Ting Yuk Cindy

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Lender

Signed sealed and delivered for Westpac Banking Corporation by its attorney

sign here ▶	/s/ Jeroen Nanninga
Attorney

print name	Jeroen Nanninga

in the presence of

sign here ▶	/s/ Lydia Harvey
Witness

print name	Lydia Harvey

[*] Confidential Treatment Requested